CERTIFICATE OF AMENDMENT TO ARTICLES OF INCORPORATION OF SUBSIDIARY

                          CERTIFICATE OF AMENDMENT
                                      OF
                          ARTICLES OF INCORPORATION

     The undersigned certifies that:

1. He is the president and secretary of iSurrender.com, Inc., a California Corporation.

1. Article I of the Articles of Incorporation of this corporation is amended to read as follows:

 "The name of this corporation is:     Full Moon Universe, Inc."

1. The foregoing amendment of the Articles of Incorporation has been duly approved by the board of directors.

1. The foregoing amendment of the Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Section 902 of the California Corporations Code. The total number of outstanding shares of the corporation is 100,000. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50%.

     I further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of my own knowledge.

DATE: July __, 2000

                                   __________________________________
                                   Charles Band, President and Secretary